UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2004
QUANTUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-13449	94-2665054
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Technology Drive, Suite 800, San Jose, CA	95110
(Address of principal executive offices)	(Zip Code)

408-944-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 Results of Operations and Financial Condition

On October 20, 2004, Quantum Corporation issued a press release, a copy of which is attached as Exhibit 99.1 hereto and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM CORPORATION

By:	/s/ SHAWN HALL
Shawn Hall Executive Vice President, General Counsel and Secretary

Dated:    October 20, 2004

EXHIBIT INDEX

Exhibit 99.1   Press release, dated October 20, 2004.

Exhibit 99.1   Press release, dated October 20, 2004.

QUANTUM CORPORATION REPORTS SEQUENTIAL REVENUE GROWTH AND PRODUCT MOMENTUM IN FISCAL SECOND QUARTER

Quarter’s Results and Planned Acquisition of Certance Demonstrate Progress Toward Achieving Sustained Growth and Profitability

SAN JOSE, Calif., Oct. 20, 2004 - Quantum Corp. (NYSE:DSS), a global leader in storage, today announced that revenue for its fiscal second quarter (FQ2’05), ended Sept. 26, 2004, was $180 million, up 4% from the fiscal first quarter (FQ1’05), and down 8% from the fiscal second quarter of 2004 (FQ2’04).  The sequential revenue growth was driven by increases in both tape drives and storage systems revenues, and across nearly all product lines.  The company also continued to make significant reductions in operating expenses.  Compared to the same quarter last year, FQ2’05 operating expenses declined from $67 million to $58 million on a GAAP basis and from $62 million to $53 million on a non-GAAP basis, the lowest levels in three-and-a-half years.

The GAAP gross margin rate in the September quarter was 29%, down slightly from 30% in FQ2’04, while the non-GAAP gross margin rate was flat at 31% on a year-over-year basis.  On a sequential basis, gross margin rates were down approximately four percentage points, reflecting an expected sequential decline due to a less-favorable mix of media royalty revenue, OEM and product mix, and lower service revenue.  As a result, Quantum had a GAAP loss of $6 million, or 3 cents per share, compared to a loss of 22 cents per share in FQ2’04.  The company achieved a slight non-GAAP profit of just under $200 thousand, or roughly breakeven on a per share basis, compared to a loss of 4 cents per share in the corresponding quarter last year.  (For a reconciliation of GAAP to non-GAAP figures, please see the accompanying table “Second Quarter Fiscal Year 2005 GAAP to Non-GAAP Reconciliation”)

“We made progress in many areas during the September quarter – growing revenues, increasing SDLT 600 traction, achieving strong performance across our Storage Systems business, and greatly reducing expenses,” said Rick Belluzzo, chairman and CEO of Quantum.  “This momentum, our new DLT roadmap and the planned acquisition of Certance we announced separately today are all key aspects of our focus on achieving sustained growth and profitability.”  (For further information on today’s acquisition announcement, see the news release titled “Quantum to Offer Unparalleled Range of Leading Tape Technologies with Acquisition of Certance.”)

Revenue in Quantum’s Storage Systems business for FQ2’05 was $72 million, an increase of 7% over the June quarter and 11% over the comparable quarter last year.  As a result of the work the company has done in the past two years to broaden its Storage Systems product portfolio and strengthen its branded sales capabilities, revenue in this business has grown more than 40% over this period.

In the September quarter, Quantum achieved higher sequential revenues in each of its main tape automation product categories – L-Series autoloaders, M-Series mid-range libraries and P/PX-Series enterprise libraries – with particularly strong growth in autoloaders and enterprise libraries.  Contributing to this growth was a significant sequential increase in shipments of Quantum’s best-in-class PX720 enterprise library.

In FQ2’05, the company also shipped the highest number of DX-Series disk-based backup systems to date in a single quarter.  Sales in the government sector were particularly strong and included orders from two large agencies and a cluster of Air Force bases.  Quantum also saw an increased number of orders involving a combination of a tape library and DX system.  The increased customer demand for the DX30 and DX100 reflects the tremendous benefits these products provide, including faster backup and restore and the ability to integrate seamlessly into users’ existing infrastructures.

Quantum’s tape drive revenue also grew 6% sequentially in the September quarter, to $66 million, but was down from $82 million in the comparable quarter last year.  The sequential growth was fueled primarily by sales of the company’s super drives and by sales of the DLT VS160.  The SDLT 600 gained traction, as ADIC became the latest tape automation provider to begin shipping the drive in its products, and two additional OEM qualifications were completed.

Quantum also continued to demonstrate its commitment to customer-driven innovation.  In July, it introduced DLTIce™, which provides Write Once, Read Many (WORM) archive functionality for meeting regulatory compliance needs using a standard Super DLTtape II media cartridge.  Then, in September, the company announced a new tape drive roadmap centered on delivering unmatched capacity, environment-optimized performance, system-level manageability and unparalleled cost-effectiveness over the next decade.

Tape media revenue in FQ2’05 was $42 million, roughly flat on a sequential basis, but with a greater mix of Quantum-branded media.  Unit shipments of SDLT™ media increased over the June quarter, and DLTtape IV volumes declined sequentially.  In the comparable quarter last year, media revenue was $48 million.

Quantum also laid out its main priorities for the remainder of the current quarter and the rest of the fiscal year:

·	Driving revenue growth;

·	Continuing the company’s cost and expense reduction programs;

·	Focusing its technology resources on developing innovative, next-generation products; and

·	Closing the Certance acquisition, beginning the integration planning and working aggressively to leverage the many benefits of the newly combined company.

In providing guidance for Quantum’s fiscal third quarter (FQ3’05), the company excluded any impact from the Certance acquisition.  Quantum said it expects overall revenues to be in the range of $185 million to $190 million, reflecting typical seasonal demand.  GAAP and non-GAAP gross margin rates are expected to be roughly flat sequentially.  While product margins are expected to increase, the company said it anticipates a lower percentage of media royalties, reflecting one media company’s accelerated purchases in the first fiscal quarter (as described in conjunction with that quarter’s financial results announcement).  GAAP operating expenses are expected to be in the range of $57 million to $59 million, and non-GAAP operating expenses are expected to be in the $56 million to $58 million range.  The expected increase in operating expenses from FQ2’05 levels is primarily due to increased expenses associated with Sarbanes-Oxley compliance, as well as increased legal expenses.  Quantum expects bottom line results to be roughly flat to slightly down on a GAAP basis, and non-GAAP bottom line results are expected to be roughly breakeven to a slight loss.  The GAAP to non-GAAP difference is expected to reflect amortization of acquisition-related intangibles of $4.4 million.  (For a reconciliation of GAAP to non-GAAP amounts, please see the accompanying table entitled “GAAP to Non-GAAP Reconciliation of Projected Fiscal Year 2005 Third Quarter Data.”)

Use of Non-GAAP Financial Measures

The non-GAAP financial measures used in this press release exclude the impact of special charges, charges for vacant facilities, gain on sale of equity interest, loss on debt extinguishment, deferred tax asset valuation charge and amortization of acquisition-related intangible assets.  These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Quantum relies on non-GAAP financial measures in assessing what it believes to be its core operating performance, and to assist in making operating decisions, including staffing, future management priorities and how it will direct future operating expenses.  Quantum’s business changed significantly with the disposition of the hard disk drive business, and total revenue and margins have declined significantly over the past three years.  Because of this, the company has incurred significant charges associated with these changes and “right-sizing” the company toward expected revenue levels.  Quantum excludes the financial impact of these and other items in reviewing what it believes are its core operating results.  In this regard, the company believes that non-GAAP financial measures provide meaningful supplemental information regarding its core operational performance.  In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Quantum’s historical operating results and comparisons to competitors’ operating results.  Quantum reports these non-GAAP financial measures because it believes they are useful to investors, providing visibility to supplemental information used by management in its financial and operational decision-making.  In addition, the company has historically reported similar non-GAAP financial measures to its investors and believes the inclusion of comparative numbers provides consistency in the company’s financial reporting at this time.  Investors are encouraged to review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the table accompanying this press release.

QUANTUM CORPORATION
SECOND QUARTER FISCAL YEAR 2005 GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per-share amounts)

	Three months ended	Six months ended
	September 26, 2004
GAAP net loss	$(6,143)	$(16,332)

Adjusting items:
Special charges: mainly severance charges	3,176	9,586
Amortization of intangible assets	4,373	8,746
Gain on sale of equity investment	(1,238)	(1,238)

Non-GAAP net income	$168	$762

Non-GAAP net income per share, diluted	$0.00	$0.00

GAAP TO NON-GAAP RECONCILIATION OF PROJECTED FISCAL YEAR 2005 THIRD QUARTER DATA

Projected GAAP gross margin rate	Roughly flat
Adjustment: Projected amortization of acquisition-related intangibles	Approximately $3 million
Projected non-GAAP gross margin rate	Roughly flat

Projected GAAP operating expenses	Range of $57-59 million
Adjustment: Projected amortization of acquisition-related intangibles	Approximately $1 million
Projected non-GAAP operating expenses	Range of $56-58 million

Projected GAAP loss per share	Roughly flat to slightly down
Adjustment: Projected amortization of acquisition-related intangibles	Approximately 1 cent
Projected non-GAAP income (loss) per share	Roughly breakeven to a slight loss

The projected GAAP and non-GAAP financial information set forth in this table represent forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve a number of risks and uncertainties as identified in the Safe Harbor Statement of the press release.

These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Please see the section of this press release titled Use of Non-GAAP Financial Measures for more information.

Conference Call and Audio Webcast Notification

Quantum will hold a conference call today, Oct. 20, 2004, at 2 p.m. PDT, to discuss both its September quarter results and planned acquisition of Certance.  Press and industry analysts are invited to attend in listen-only mode.   Dial-in number: 303-262-2131 (U.S. & International).  Quantum will provide a live audio webcast of the conference call beginning today, Oct. 20, 2004, at 2 p.m. PDT.  Site for the webcast and related information: http://investors.quantum.com/.

 About Quantum

Quantum Corp. (NYSE:DSS), founded in 1980, is a global leader in storage, delivering highly reliable backup, recovery and archive solutions that meet demanding requirements for data integrity and availability with superior price/performance and comprehensive service and support.  Quantum is the world’s largest supplier of half-inch cartridge tape drives, and its DLTtape® technology is the standard for tape backup, recovery and archive of business-critical data for the mid-range enterprise. Quantum offers the broadest portfolio of tape autoloaders and libraries and is one of the pioneers in the disk-based backup market, providing solutions thatemulate a tape library but are optimized for backup and recovery.  Quantum sales for the fiscal year ended March 31, 2004, were approximately $808 million.  Quantum Corp., 1650 Technology Drive, Suite 800, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

###

Quantum, the Quantum logo, DLT and DLTtape are trademarks of Quantum Corporation registered in the United States and other countries.   SDLT, Super DLTtape, DLTSage, SuperLoader and DX are trademarks of Quantum Corporation. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Specifically, without limitation, statements relating to our financial outlook for our fiscal 2005 third quarter, our planned acquisition of Certance LLC and our priorities for the remainder of the fiscal year are forward-looking statements within the meaning of the Safe Harbor.   These statements are based on management's current expectations and are subject to certain risks and uncertainties. As a result, actual results may differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to, our ability to successfully execute to our product roadmaps and timely ship our products, the risk that lower volumes and continuing price and cost pressures could lead to lower gross margins, media royalties from media manufacturers coming in at lower levels than expected, adjustments which could be made as we complete our financial and accounting review for the second quarter of fiscal 2005, acceptance of, or demand for, our products being lower than anticipated, the inability to obtain regulatory approvals for the acquisition, the inability to successfully integrate the businesses of Quantum and Certance, costs related to the acquisition and labor integration issues.  More detailed information about these risk factors, and additional risk factors, are set forth in Quantum's periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors," on pages 34 to 45 in Quantum's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 4, 2004 and pages 38 to 49 in Quantum's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 14, 2004. In particular, you should review the risk factors on pages 34, 36 and 37 of our Form 10-Q under the headings “A large percentage of our sales come from a few customers, and these customers have no minimum or long-term purchase commitments,” “Our operating results depend on new product introductions, which may not be successful, in which case, our business, financial condition and operating results may be materially and adversely affected," "Competition has increased, and may increasingly intensify, in the tape drive and tape automation markets as a result of competitors introducing competing products based on new technology standards, which could materially and adversely affect our business, financial condition and results of operations,” “We have taken considerable steps towards reducing our cost structure and anticipate taking further such actions. The steps we have taken and anticipate taking may not reduce our cost structure to a level appropriate in relation to our future sales and therefore these anticipated cost reductions may be inadequate compared to our future sales,” and “We have made and may continue to make significant changes to our infrastructure and management, including consolidating or eliminating systems and functions and reducing the number of employees supporting functions. If we do not manage the changes that we implement successfully, our business could be disrupted and that could adversely impact our results of operations and financial condition.” Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share amounts)

	Three Months Ended		Six Months Ended
	September 26, 2004	September 28, 2003	September 26, 2004	September 28, 2003
Product revenue	$153,586	$162,642	$295,968	$329,829
Royalty revenue	26,459	32,233	56,761	67,261

Total revenue	180,045	194,875	352,729	397,090
Cost of revenue	128,056	136,718	242,692	275,420

Gross margin	51,989	58,157	110,037	121,670
Operating expenses:
Research and development	21,613	26,196	44,542	53,127
Sales and marketing	21,004	24,801	44,418	48,972
General and administrative	11,786	12,931	23,206	27,122
Special charges	3,176	3,100	9,586	3,576

	57,579	67,028	121,752	132,797

Loss from operations	(5,590)	(8,871)	(11,715)	(11,127)
Interest income and other, net	2,651	2,913	4,114	5,046
Interest expense	(2,774)	(5,399)	(5,551)	(11,554)
Loss on debt extinguishment	--	(2,565)	--	(2,565)

Loss before income taxes	(5,713)	(13,922)	(13,152)	(20,200)
Income tax provision	430	24,186	3,180	27,254

Net loss	$(6,143)	$(38,108)	$(16,332)	$(47,454)

Net loss per share
Basic	$(0.03)	$(0.22)	$(0.09)	$(0.27)
Diluted	$(0.03)	$(0.22)	$(0.09)	$(0.27)

Weighted average common and common equivalent shares
Basic	180,913	174,903	180,313	174,228
Diluted	180,913	174,903	180,313	174,228

QUANTUM CORPORATION
NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share amounts)

	Three Months Ended		Six Months Ended
	September 26, 2004	September 28, 2003	September 26, 2004	September 28, 2003
Product revenue	$153,586	$162,642	$295,968	$329,829
Royalty revenue	26,459	32,233	56,761	67,261

Total revenue	180,045	194,875	352,729	397,090
Cost of revenue	125,081	133,744	236,742	269,472

Gross margin	54,964	61,131	115,987	127,618
Operating expenses:
Research and development	21,215	25,770	43,746	52,275
Sales and marketing	20,129	23,487	42,668	46,344
General and administrative	11,661	12,805	22,956	26,870
Special charges	--	--	--	476

	53,005	62,062	109,370	125,965

Income (loss) from operations	1,959	(931)	6,617	1,653
Interest income and other, net	1,413	2,913	2,876	5,046
Interest expense	(2,774)	(5,399)	(5,551)	(11,554)

Income (loss) before income taxes	598	(3,417)	3,942	(4,855)
Income tax provision	430	2,924	3,180	5,992

Net income (loss)	$168	$(6,341)	$762	$(10,847)

Net income (loss) per share
Basic	$0.00	$(0.04)	$0.00	$(0.06)
Diluted	$0.00	$(0.04)	$0.00	$(0.06)

Weighted average common and common equivalent shares
Basic	180,913	174,903	180,313	174,228
Diluted	181,670	174,903	181,455	174,228

The non-GAAP amounts have been adjusted to eliminate the following:

Restructuring related
Special charges	$3,176	$765	$9,586	$765
Special charges valuation charge against manufacturing facility	--	2,335	--	2,335

Investment related
Gain on sale of equity investment	(1,238)	--	(1,238)	--

Other
Loss on debt extinguishment	--	2,565	--	2,565
Amortization of intangible assets (1)	4,373	4,840	8,746	9,680
Valuation charge against net deferred tax assets	--	21,262	--	21,262

Total non-GAAP adjustments	$6,311	$31,767	$17,094	$36,607

Note 1 The amortization of intangibles was allocated as follows:

Cost of revenue	$2,975	$2,974	$5,950	$5,948
Research and development	398	426	796	852
Sales and marketing	875	1,314	1,750	2,628
General and administrative	125	126	250	252

	$4,373	$4,840	$8,746	$9,680

QUANTUM CORPORATION
GAAP TO NON-GAAP RECONCILIATION OF CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share amounts)

	Three Months Ended				Three Months Ended

	September 26, 2004			September 26, 2004	September 28, 2003			September 28, 2003

	GAAP	Adjustments	Notes	Non-GAAP	GAAP	Adjustments	Notes	Non-GAAP

Product revenue	$153,586			$153,586	$162,642			$162,642
Royalty revenue	26,459			26,459	32,233			32,233

Total revenue	180,045			180,045	194,875			194,875
Cost of revenue	128,056	$(2,975)	A	125,081	136,718	$(2,974)	A	133,744

Gross margin	51,989	2,975		54,964	58,157	2,974		61,131
Operating expenses:
Research and development	21,613	(398)	A	21,215	26,196	(426)	A	25,770
Sales and marketing	21,004	(875)	A	20,129	24,801	(1,314)	A	23,487
General and administrative	11,786	(125)	A	11,661	12,931	(126)	A	12,805
Special charges	3,176	(3,176)		--	3,100	(3,100)		--

	57,579	(4,574)		53,005	67,028	(4,966)		62,062

Income (loss) from operations	(5,590)	7,549		1,959	(8,871)	7,940		(931)
Interest income and other, net	2,651	(1,238)	C	1,413	2,913			2,913
Interest expense	(2,774)			(2,774)	(5,399)			(5,399)
Loss on debt extinguishment	--			--	(2,565)	2,565		--

Income (loss) before income taxes	(5,713)	6,311		598	(13,922)	10,505		(3,417)
Income tax provision	430			430	24,186	(21,262)	B	2,924

Net income (loss)	$(6,143)	$6,311		$168	$(38,108)	$31,767		$(6,341)

Net income (loss) per share-basic	$(0.03)	$0.03		$0.00	$(0.22)	$0.18		$(0.04)
Net income (loss) per share-diluted	$(0.03)	$0.03		$0.00	$(0.22)	$0.18		$(0.04)

	Six Months Ended				Six Months Ended

	September 26, 2004			September 26, 2004	September 28, 2003			September 28, 2003

	GAAP	Adjustments	Notes	Non-GAAP	GAAP	Adjustments	Notes	Non-GAAP

Product revenue	$295,968			$295,968	$329,829			$329,829
Royalty revenue	56,761			56,761	67,261			67,261

Total revenue	352,729			352,729	397,090			397,090
Cost of revenue	242,692	$(5,950)	A	236,742	275,420	$(5,948)	A	269,472

Gross margin	110,037	5,950		115,987	121,670	5,948		127,618
Operating expenses:
Research and development	44,542	(796)	A	43,746	53,127	(852)	A	52,275
Sales and marketing	44,418	(1,750)	A	42,668	48,972	(2,628)	A	46,344
General and administrative	23,206	(250)	A	22,956	27,122	(252)	A	26,870
Special charges	9,586	(9,586)		--	3,576	(3,100)		476

	121,752	(12,382)		109,370	132,797	(6,832)		125,965

Income (loss) from operations	(11,715)	18,332		6,617	(11,127)	12,780		1,653
Interest income and other, net	4,114	(1,238)	C	2,876	5,046			5,046
Interest expense	(5,551)			(5,551)	(11,554)			(11,554)
Loss on debt extinguishment	--			--	(2,565)	2,565		--

Income (loss) before income taxes	(13,152)	17,094		3,942	(20,200)	15,345		(4,855)
Income tax provision	3,180			3,180	27,254	(21,262)	B	5,992

Net income (loss)	$(16,332)	$17,094		$762	$(47,454)	$36,607		$(10,847)

Net income (loss) per share-basic	$(0.09)	$0.09		$0.00	$(0.27)	$0.21		$(0.06)
Net income (loss) per share-diluted	$(0.09)	$0.09		$0.00	$(0.27)	$0.21		$(0.06)

Notes
(A)	Amortization of intangible assets.
(B)	Valuation charge against net deferred tax assets.
(C)	Gain on sale of equity investment.

QUANTUM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 26, 2004	March 31, 2004

Assets
Current assets:
Cash and cash equivalents	$284,434	$214,607
Short-term investments	5,000	50,800
Accounts receivable, net of allowance for doubtful accounts of $8,648 and $9,988	101,661	117,397
Inventories	49,302	48,343
Deferred income taxes	27,501	27,514
Service inventories	51,950	51,258
Other current assets	26,366	36,625

Total current assets	546,214	546,544

Long-term assets:
Property and equipment, net	35,615	40,377
Purchased technology and other intangible assets, less accumulated amortization	52,129	60,874
Goodwill	45,690	45,690
Other long-term assets	6,460	12,073

Total long-term assets	139,894	159,014

	$686,108	$705,558

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$62,653	$67,341
Accrued warranty	33,932	38,015
Short-term debt	1,511	537
Other accrued liabilities	107,657	105,991

Total current liabilities	205,753	211,884

Long-term liabilities:
Deferred income taxes	27,127	27,125
Convertible subordinated debt	160,000	160,000
Stockholders’ equity	293,228	306,549

	$686,108	$705,558